Exhibit 10.45

Equity Transfer Heads of Agreement

This Equity Transfer Heads of Agreement sets out the proposed terms for a purchase by China Global Mining Resources Limited or its nominee (the “Purchaser”) of 95% of the equity in Yun County Changjiang Mining Company Limited [   ] (the “Company”) (the “Transaction”).

1 The Company

(a)	The Company is a limited liability company registered at Taogouhe Village, Baisangguan Town, Yun County, Hubei, People’s Republic of China (“PRC”).

(b)	The registered capital of the Company is RMB 0.5 million. The registered capital is fully paid up and not pledged or subject to a court freezing order or claims or disputes.

(c)	The Company holds a licence to explore for iron ore in Yun County, Hubei Province (“Mining Site” or the “Mine”), which licence is described in Schedule 1 (“Licence”).

2 Purchaser

The Purchaser is China Global Mining Resources Limited with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands or its nominee.

3 Selling Equityholders

The selling equityholders of the Company (“Selling Equityholders”) the percentage of equity in the registered capital of the Company held by each Selling Equityholder; the equity that each Selling Equityholder is selling to the Purchaser; and the equity to be held by the Selling Equityholder at completion of the Transaction is set out below:

Selling Equityholder	Percentage of Equity Held	Percentage of Equity to be Sold to the Purchaser	Percentage of Equity to be held following Completion of the Transaction
Lu Benzhao [ ] of Room 204, No. 17 Liyuan Village, Huashan District, Maanshan, Anhui with PRC identity card number 340505195112240018	48%	43%	5%
Lu Nan [ ] of Room 204, No. 17 Liyuan Village, Huashan District, Maanshan, Anhui with PRC identity card number 340503198603090238	42%	42%	0%
Jin Yao Hui [ ] of Room 401, Unit 1, Tower 4, Phase 11, Qingshan Street, Xinwu District, Wuhu, Anhui with PRC identity card number 340204198403130717	10%	10%	0%

4  Transaction

The Purchaser shall purchase 95% of the equity in the Company by purchasing 43% from Lu Benzhao [   ] (“Mr Lu”), 42% from Lu Nan [   ] and 10% from J in Yao Hui [   ]. The price to be paid by the Purchaser to the Selling Equityholders for 95% of the equity in the Company shall be USD 57,000,000 or its RMB equivalent (“Purchase Price”), of which not more than USD 15,000,000 shall be paid in cash and the balance in shares in a listed company as shall be determined by the parties. The Purchase Price shall be reduced by the amount to be paid to Mr Lu Benzhao pursuant to the MSC (as defined below in clause 13). Each Selling Equityholder shall be paid that proportion of the Purchase Price which represents their proportion of equityholding in the Company. Upon completion of the Transaction, the Company shall be converted into a sino-foreign cooperative joint venture with registered capital of 95% being held by the Purchaser and 5% being held by Mr Lu Benzhao.

5 Due Diligence and Legal Documentation

(a)
The Selling Equityholders shall at all times provide the Purchaser, its representatives and professional advisers with access to the Company’s premises, the Company’s documents and the Mining Site at all reasonable times in order to conduct due diligence and the Selling Equityholders shall keep the Purchaser promptly informed of all matters regarding the Company, the Mining Site and the application for a mining licence that covers the area covered by the Licence.

(b)	The Purchaser and the Selling Equityholders shall use their best endeavours to negotiate and execute the following documents in form and substance satisfactory to the Purchaser:

(i)	equity transfer agreement (“Equity Transfer Agreement”);

(ii)	joint venture contract;

(iii)	articles of association;

(iv)	management services contract; and

(v)	such other transaction documents as the Purchaser may in its sole discretion require,

(collectively, the “Definitive Documents”).

6 Loan for Acquisition of a Licence to Mine at the Mine Site

(a)
In consideration for the Selling Equityholders entering into this Equity Transfer Heads of Agreement and if the Selling Equityholders and the Purchaser execute an agreement for the exclusive supply of iron ore from the Mine to the Purchaser (“Exclusive Supply Agreement”) on terms satisfactory to the Purchaser, the Purchaser shall arrange for the Company to receive a loan. The value of the loan shall be calculated on the basis of RMB2 per tonne of iron ore that constitutes the reserve at the Mine Site as certified by an internationally recognised mining consultant, subject to such loan never being more than RMB 1.2 billion (“Licence Loan”) and on terms and conditions to be agreed. Both the Selling Equityholders and the Purchaser acknowledge that the Licence Loan must be used for the sole purpose of paying fees for the acquisition of a licence to mine at the Mine Site.

(b)
The Company shall open a new bank account to receive the Licence Loan funds (“Licence Loan Bank Account”). Mr Lu Benzhao and a representative of the Purchaser will be appointed joint signatories of the Bank Account, such that the Licence Loan Bank Account may not be operated without obtaining the signature of Lu Benzhao and the Purchaser’s representative.

(c)
If the Purchaser is not registered as a 95% holder of registered capital in the Company prior to receipt of the Licence Loan amount in the Licence Loan Bank Account, then the Selling Equityholders shall procure that the Company restructure its board of directors with five (5) members and that four (4) members be nominated by the Purchaser and one (1) member be appointed by the Selling Equityholders. One (1) of the four (4) members to be nominated by the Purchaser shall also be appointed as the Chairman and Legal Representative of the Company and shall hold the Company chop. The Selling Equityholders and the Company undertake to prepare, sign, file or otherwise all documents necessary to effect the formal appointment and registration of such directors in accordance with PRC laws and regulations.

7  Loan

(a)
In consideration for the Selling Equityholders entering into this Equity Transfer Heads of Agreement, the Purchaser shall arrange for the Company to receive a loan on or before 30 June 2007. The value of the loan shall be USD 10 million (“Loan”) and the Selling Equityholders shall pledge their registered capital in the Company to the Purchaser (“Security”).

(b)
The Company shall open a new bank account to receive the Loan funds (“Bank Account”). Mr Lu Benzhao and a representative of the Purchaser will be appointed joint signatories of the Bank Account, such that the Bank Account may not be operated without obtaining the signature of Lu Benzhao and the Purchaser’s representative.

(c)	The Selling Equityholders and the Company shall be responsible for and cooperate with the Purchaser to obtain registration of the Loan and the Security with all necessary PRC government authorities.

(d)	Upon completion of the Transaction, the Purchaser may, in its sole discretion, elect to set-off the Loan against the Purchase Price such that the Purchase Price is reduced by the amount of the Loan.

8  Exclusivity

(a)
In consideration of the Purchaser entering into this Equity Transfer Heads of Agreement, the Selling Equityholders shall not, and shall procure that their affiliates shall not, from the date of signing this Equity Transfer Heads of Agreement and 3 May 2012:

(i)	solicit offers from;

(ii)	negotiate or hold discussions with; or

(iii)	enter into any agreement or arrangement with,

any person other than the Purchaser:

(i)	to sell or transfer or encumber any part of their equity interest in the registered capital of the Company; or

(ii)	to sell or transfer or lease any assets owned or operated by the Selling Equityholders in connection with the Mining Sites, including the Licences; or

(iii)	to borrow, exchange for value, receive as a gift, or otherwise, any amount that is applied to, received or used in connection with the Mines or the Licences.

(b)
In consideration of the Purchaser entering into this Equity Transfer Heads of Agreement, the Selling Equityholder shall not, and shall procure that their affiliates shall not, from the date of signing this Equity Transfer Heads of Agreement and 3 May 2012, develop, finance, or mine at the Mine Site or sell, gift, or exchange for value any product derived from the Mine Site, without the consent of the Purchaser.

9 Undertakings

9.1 Undertakings by the Selling Equityholders

The Selling Equityholders jointly and severally undertake to the Purchaser that each shall:

(a)	use their best endeavours to negotiate and execute the Definitive Documents;

(b)
provide the Purchaser, its representatives and professional advisers with access to the Company’s premises, the Company’s documents and the Mining Site at all reasonable times in order to conduct due diligence and keep the Purchaser promptly informed of all matters regarding the Company, the Mining Site and the application for a licence to mine at the Mine Site;

(c)
rectify any irregularities in the corporate existence of the Company and obtain any approvals, licences, consents, registrations or otherwise that the Purchaser may, in its sole discretion, require the Selling Equityholder or the Company to obtain in connection with the Transaction;

(d)
pay any amounts owing in respect of the Licences and perfect any irregularities in the Company’s title to the Exploration Licence held and obtain any licence, including without limitation a licence to mine at the Mine Site (which hereinafter shall also be referred to as a “Licence”) and any environmental licences, necessary or required by the Company, in the Purchaser’s sole discretion, to exploit the Mine Site for a period of no less than 3 years; and

(e)	execute an agreement for the exclusive supply of iron ore from the Mines to the Purchaser (“Exclusive Supply Agreement”) on terms satisfactory to the Purchaser

9.2 Undertakings by the Purchaser

The Purchaser undertakes to the Selling Equityholders that it shall:

(a)	use its best endeavours to negotiate and execute the Definitive Documents; and

(b)	execute the Exclusive Supply Agreement on terms satisfactory to the Purchaser.

10  Damages

(a)
Following receipt by the Company of the Loan or contribution by the Purchaser of USD 15,000,000 to the registered capital of Maanshan Global Mining Resources Limited [   ] if the Selling Equityholders breach any of their obligations under this Equity Transfer Heads of Agreement, the Selling Equityholders shall jointly and severally be liable to:

(i)	repay the Loan in accordance with its terms;

(ii)	repay the Licence Loan in accordance with its terms; and

(iii)	pay all direct and indirect costs incurred by the Purchaser in connection with the Transaction including, without limitation, all legal, accounting, finance, tax and technical mining advisor fees.

(b)
Following receipt by the Company of the Loan or contribution by the Purchaser of USD 15,000,000 to the registered capital of Maanshan Global Mining Resources Limited [   ] and in the event that the Selling Equityholders:

(i)	breach clause 8 (“Exclusivity”) of this Equity Transfer Heads of Agreement; or

(ii)	breach clause 9.1(e) (“Exclusive Supply Agreement”) of this Equity Transfer Heads of Agreement; or

(iii)	breach the Exclusive Supply Agreement; or

(iv)	do not own or cease to own the equity in the Company; or

(v)	do not own or cease to own the Mine Site or the Licences; or

(vi)	cease business at the Mine Site or cease business or wind-up or deregister the Company; or

(vii)
take any action or fail to take any action that prevents the Selling Equityholders and/or the Purchaser from entering into the Definitive Documents or completing the Transaction contemplated by this Equity Transfer Heads of Agreement, then the Selling Equityholders shall jointly and severally be liable to:

(A)	repay the Loan in accordance with its terms;

(B)	repay the Licence Loan in accordance with its terms; and

(C)	pay to the Purchaser an amount of USD 27,500,000 (or its RMB equivalent) as liquidated damages (“Liquidated Damages”).

The Liquidated Damages are a genuine pre-estimate of the Purchaser’s loss. Any amount payable by the Selling Equityholders pursuant to this clause 10(b)(B) constitutes liquidated damages only. It shall not affect the validity of other provisions in this Equity Transfer Heads of Agreement or any other remedies that the Purchaser may have against the Selling Equityholders for enforcement of this Equity Transfer Heads of Agreement.

11 Conditions Precedent

Conditions precedent to completion of the Transaction and payment of the Purchase Price in the Equity Transfer Agreement shall include (but not be limited to) the following:

(a)	The Company has been duly incorporated with fully paid up registered capital;

(b)
The Company and the Selling Equityholders have fully cooperated with the Purchaser, its representatives and professional advisers to assist the Purchaser to conduct its (i) technical mining due diligence, (ii) financial due diligence, (iii) legal due diligence and (iv) commercial due diligence in respect of the Company and its rights to explore and exploit the Mining Site and, in each case, there is a successful completion of such due diligence and the results of which shall be satisfactory to the Purchaser;

(c)	The execution of the Definitive Documents in form and substance satisfactory to the Purchaser.

(d)	Execution of a business plan between the Purchaser and Mr Lu regarding the Company’s future operations, including, without limitation, a plan for future capitalisation of the Company;

(e)	Approval by the board of directors of the Purchaser;

(f)
All necessary corporate approvals and consents having been obtained, including those of the Company’s board of directors and each of the Selling Equityholders waiving their pre-emptive rights to purchase each other’s equity interest in the Company;

(g)
All Chinese government approvals, registrations, filings, consents and permits required for entry into the Definitive Documents, completion of the Transactions contemplated by the Definitive Documents, transfer of the Licences, exploration and mining at the Mine Site, and the entry into, enforceability and performance of the Definitive Documents shall have been obtained and shall be in full force and effect, including without limitation, any environmental or mining approvals or licences;

(h)	The Company holds a valid, effective and fully paid licence to explore and mine iron ore at the Mine Site, subject to such Licence being renewed and/or expanded, for a period of no less than 3 years;

(i)	An approval letter having been issued indicating that the Purchaser has received approval to own 95% of the registered capital of the Company;

(j)
A business licence having been issued indicating that the Purchaser is the registered owner of 95% of the registered capital of the Company and that the Company’s business licence has a business scope satisfactory to the Purchaser, in its sole discretion;

(k)
Receipt of a technical mining report issued by an internationally recognised mining consultant indicating that the iron ore reserves at the Mine Site are no less than 600 million metric tonnes and that the iron ore reserves held at the processing facility are no less than 200 million metric tonnes;

(l)	Issue of a valuation report by the Company prepared by a PRC registered valuation firm indicating that the Company’s valuation is no more than the Purchase Price;

(m)	Evidence that all taxes and fees incurred in connection with the Licence and operation of the Mine Site have been duly paid as at the date of completion of the Transaction;

(n)
Evidence that the Company has good title to all buildings used in connection with the operation of the Mine Site and the processing of the iron ore and has obtained the consent of any landlord to the assignment of any leased premises;

(o)
Evidence that the Company has good title to all land used in connection with the operation of the Mine Site and the processing of iron ore or has obtained the consent of any landlord to the assignment of any leased premises;

(p)	Evidence that all loans between the Company and any other third party have been unwound;

(q)	Receipt of a copy of each of the Selling Equityholders PRC identity cards;

(r)
There being no material adverse change in the financial condition or business prospects of the Company or the Mine Site or the Licences or the estimated iron ore reserves of the Mining Site since the conclusion of the technical, financial, legal and commercial due diligence; and

(s)	Other conditions precedent to be determined following the Purchaser’s due diligence.

12  Warranties

The Selling Equityholders will provide Warranties in the Equity Transfer Agreement to the Purchaser that shall include, among others:

(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China (“PRC”), with fully paid up registered capital and full corporate power and authority to own, lease and dispose of its assets and properties;

(b)	The identity of the Selling Equityholders and their existing equityholding;

(c)	The equity to be sold in connection with the Transaction being free from any security interest or third party claims;

(d)	The Company conducting business within its authorised business scope;

(e)
The Company having all consents, licences and approvals required to conduct its business, including but not limited to a current and valid Exploration Licence [   ] and Mining Licence [   ], which consents, licences and approvals are not subject to cancellation or third party claims as a result of this Transaction or otherwise;

(f)
The Company having passed its annual inspection for 2006 and any other inspections conducted by any governmental or administrative authority, including without limitation any regarding mine safety and environmental compliance;

(g)	There being no disputes, investigations, litigation, administrative proceedings, arbitration or mediation whether existing, threatened or potential with regard to the Company;

(h)	All documents provided by the Company and by the Selling Equityholders to the Purchaser is true, correct and not misleading in any respect;

(i)	The Company’s audited balance sheet as at 31 December 2006, represents a true and fair view of the Company’s accounts as at 31 December 2006;

(j)	The Company has no undisclosed or contingent liabilities and no outstanding loans;

(k)	All tax liabilities incurred by the Company as at the date of completion of the Transaction have been paid in full or accrued sufficiently in the Company’s accounts;

(l)
Any resource tax and resource compensation incurred in connection with the Licence and operation of the Mine Site has been fully paid or accrued sufficiently in the Company’s accounts as at the date of completion of the Transaction;

(m)	The Company has good title to all buildings used in connection with the operation of the Mine Site or has obtained the consent of any landlord to the assignment of any leased premises;

(n)	The Company has good title to all land used in connection with the operation of the Mine Site or has obtained the consent of any landlord to the assignment of any leased premises;

(o)	All loans between the Company and any other third party have been unwound;

(p)	All environmental liabilities incurred by the Company have been paid in full or accrued sufficiently in the Company’s accounts;

(q)	All salaries, social security payments and any other employee benefits of the Company’s employees have been paid in full or accrued sufficiently in the Company’s accounts;

(r)	The Company has complied with all relevant laws and regulations, including without limitation, any laws regarding the environment, mine safety and worker safety;

(s)	Selling Equityholders are not aware of any matter which may result in the loss of the Licences or inability to renew the Licences;

(t)	Selling Equityholders have not given any guarantees to any Selling Equityholder or any third party; and

(u)
Other warranties that would be standard for a transaction of this type, as well as any others that may arise as a result of continuing due diligence by the Purchaser, its representatives and professional advisers.

13  Indemnities

The Selling Equityholders will jointly and severally provide specific indemnities to the Purchaser and the Company in the Equity Transfer Agreement in respect of the following liabilities or obligations incurred by the Company prior to the effective date of transfer of their equity interest to the Purchaser:

(a)	taxation;

(b)	environmental and land degradation;

(c)	mine and worker safety;

(d)	all liabilities that are not disclosed to the Purchaser by the Selling Equityholders in writing;

(e)	payment of amounts owing in connection with the operation of the Mine Sites, the Licences, leases, licences or land use rights

(f)	payment of employee salary and benefits;

(g)	breach of any laws or regulations, including without limitation, any with respect to environment, mine safety, worker safety and the built environment; and

(h)	other appropriate matters that may become evident in the course of continuing due diligence by the Purchaser, its representatives and professional advisers.

14 Management Services Contract

Upon completion of the Transaction, the Purchaser will enter into a management services contract (“MSC”) with Mr Lu Benzhao or his nominee (“Consultant”). The key terms of the MSC are as follows:

(a)	Consultant shall provide operational management services to the Purchaser;

(b)	The term of the MSC shall be eight (8) years on a full time basis from completion of the Transaction; and

(c)	Consultant shall be responsible for any approvals required for its entry into the MSC and all taxes, whether inside or outside the PRC, associated with payment of the Consultant’s salary.

15  Non-competition

15.1  Non-competition

(a)
Following execution of this Equity Transfer Heads of Agreement for a period of five (5) years following completion of the Transaction, the Selling Equityholders and their affiliates shall not directly or indirectly or in any manner whatsoever own or participate or be involved in any way in any business that explores, exploits, processes, purifies, transports, trades or deals in any other way in any mined product in the PRC.

(b)
Notwithstanding clause 15.1(a), the Selling Equityholdersmay hold a passive investment of less than 10% equity in listed companies that hold investments in any mined product and hold their investments in respect of Nanjing Sudan Mining Co., Ltd [   ] and assets from Maanshan Zhaoyuan Mining Co., Ltd [   ] and assets from Xiaonanshan Mining Co., Ltd [   ].

15.2 Right of First Refusal

Following execution of this Equity Transfer Heads of Agreement, the Selling Equityholders and their affiliates undertake to the Purchaser that if the Selling Equityholders or any other companies in which the Selling Equityholders directly or indirectly control 25% or more of the issued capital take(s) on or invest(s) in any businesses and/or activities, either on their own or in the form of a joint venture, that is engaged in the mining or processing of any mined product, then the Selling Equityholders undertake to grant and will use their best efforts to procure such companies grant to the Purchaser a right of first refusal to acquire such businesses from the Selling Equityholders or such companies, as the case may be.

16 Time Schedule

It is the intention of the parties that, unless otherwise agreed among the Purchaser and the Selling Equityholders and the Company, due diligence shall take place from 1 July 2007 to 31 August 2007, that execution of the Definitive Documents and submission of the Definitive Documents to the PRC government authorities for approval and registration purposes shall take place before 30 September 2007.

17 Language, Governing Law and Dispute Resolution

17.1 Language

This Equity Transfer Heads of Agreement and the Definitive Documents shall be prepared in English and Chinese, and both languages shall be of equal validity.

17.2 Governing Law

This Equity Transfer Heads of Agreement and the Definitive Documents shall be governed by PRC law.

17.3 Dispute Resolution

All disputes arising from this Equity Transfer Heads of Agreement and the Definitive Documents shall first be resolved by friendly consultation between the parties, failing which the disputes shall be submitted to arbitration at the Hong Kong International Arbitration Centre for arbitration.

18  General

18.1 General Warranties

The Purchaser warrants to the Selling Equityholders that:

(a)	it has full legal right, power and authority to enter into this Equity Transfer Heads of Agreement and to perform and comply with its obligations thereunder; and

(b)	it has in full force and effect the authorisations necessary for it to enter into this Equity and Assets Transfer Heads of Agreement; and

(c)	its obligations under this Equity Transfer Heads of Agreement are legal, valid and binding and are enforceable against it in accordance with its terms; and

(d)	it is duly incorporated or established and validly existing at its place of registration and its equity and assets are not pledged or subject to a court freezing order or claims and disputes; and

(e)	no litigation, arbitration or administrative proceeding is currently taking place or pending or threatened against it or its assets.

The Selling Equityholders warrant to the Purchaser that:

(a)	each has full legal right, power and authority to enter into this Equity Transfer Heads of Agreement and to perform and comply with its obligations thereunder; and

(b)	their obligations under this Equity Transfer Heads of Agreement are legal, valid and binding and are enforceable against them in accordance with its terms; and

(c)	no litigation, arbitration or administrative proceeding is currently taking place or pending or threatened against them or their assets.

18.2 Successors and assignment

The Purchaser is entitled to assign and/or nominate any of its affiliates to be a party to this Equity Transfer Heads of Agreement or any of the agreements referred to in clause 5.

The Selling Equityholders may not assign or otherwise dispose of their rights or obligations under this Equity Transfer Heads of Agreement without the prior written consent of the Purchaser.

18.3 No partnership or agency

Nothing in this Equity Transfer Heads of Agreement shall create, or be deemed to create, a partnership between the parties or a relationship of agent and principal between the parties.

18.4 Entire agreement

This Equity Transfer Heads of Agreement contains the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties.

18.5 Variation and waiver

Unless this Equity Transfer Heads of Agreement expressly states otherwise, a provision of this Equity Transfer Heads of Agreement, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound. Any waiver by the Purchaser of a breach of any provision of this Equity Transfer Heads of Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

18.6 Copies

This Equity and Assets Transfer Heads of Agreement shall be executed in six copies in English and six copies in Chinese.

18.7 Foreign Exchange

Where any amounts are to be converted between USD and RMB, the relevant exchange rate shall be the middle rate published by the People’s Bank of China on the relevant date.

18.8 Partial invalidity

If at any time any provision of this Equity Transfer Heads of Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, the remaining provisions of this Equity Transfer Heads of Agreement shall not in any way be affected or impaired thereby.

18.9 Amendment

This Equity Transfer Heads of Agreement may only be amended in writing signed by the parties.

18.10 Binding effect

This Equity Transfer Heads of Agreement shall be binding on all the parties from the date first set out on the execution page.

Executed on 4 May 2007 by the following

EXECUTED by CHINA GLOBAL	)
MINING RESOURCES LIMITED	)
by its authorised director:	)
)
)
	)	For and on behalf of
Signature of director	)	CHINA GLOBAL MINING RESOURCES LIMITED
	)	[ ]
)
	)	/s/
Name of director (block letters))		Authorised Signature(s)
)
)
)
SIGNED by LU, BENZHAO [ ]:	)
)
)
/s/	)	/s/
Signature	)	Witness Signature
)
)
)
Print Name	)
)
)
)

SIGNED by Lu Nan [ ]	)
)
)
/s/	)
Signature	)
)
)
)
Print Name	)

SIGNED by Jin Yao Hui [ ]	)
)
)
/s/	)
Signature	)
)
)
)
Print Name	)

SCHEDULE 1

Exploration Licence

Exploration Licence
Licence number	4200000630337

Licence holder	Hubei Yun County Changjiang Mining Company Limited

Project name	General exploration of Laowan Iron Mine in Yun County, Hubei Province

Geological location	Yun County, Hubei Province

Plot Number	I49E019012, I49E019013

Exploration area	17.78 km2

Exploration unit	No. 4 Geological Team of Henan Coloured Metal Geological Mining Bureau

Licence period	26 Oct 2006 to 25 Oct 2007

SCHEDULE 2

Joint Venture Contract

1. Registered Capital
Within 30 days of the issue of the Company’s amended business licence evidencing that it is registered as a sino-foreign joint venture, the Purchaser shall contribute RMB100 million and Mr Lu shall contribute RMB5,000,000 to the registered capital of the Company.

2. Board of Directors
(a) The Board of Directors of the Company (the “Board”) shall be comprised of 5 directors. Of these 5 directors, 4 directors are to be appointed by the Purchaser (one of whom shall be appointed as Chairman) and 1 director is to be nominated by the Mr Lu Benzhao.

(b) All Board resolutions other than those that are required under PRC law to be passed unanimously shall be passed by a simple majority of the directors.

(c) Quorum for meetings of the Board shall be two-thirds of all directors.

3. Disposal of Equity
Pre-emptive rights shall apply to equityholders seeking to dispose of equity to third parties.

Mr Lu shall waive his pre-emptive rights against the Purchaser with respect to the transfer of equity by the Purchaser to its affiliate.

4. Future Financing
(a) Additional Capital Increase by both Parties

If the Company requires capital, then the parties shall contribute capital to the Company in proportion to their respective equityholdings in the Company. However, if either party is not in a position or not willing to make such additional capital contribution, the party that does not contribute additional capital shall have their equityholding diluted and each party shall take all steps necessary to ensure that the adjustment and dilution are approved and registered with the relevant government authorities.

(b) Bank Loans and Guarantees

If the Company requires capital, then the parties may borrow that capital from a bank. If the Company borrows money from a bank, then each equityholder shall be responsible for providing a guarantee for that proportion of the loan that represents their equityholding in the Company.